Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our report dated June 30, 2026 with respect to the combined carve-out financial statements of Applied Digital Cloud Corporation and Affiliates for the years ended May 31, 2025 and 2024 appearing in the Current Report on Form 8-K/A of ChronoScale Corporation dated June 30, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C

New York, New York

July 10, 2026